     As filed with the Securities and Exchange Commission on June 12, 2000

                                                               File No. 70-09689

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                        _______________________________

                      FORM U-1/A APPLICATION-DECLARATION
                                     UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                      ___________________________________

                              Unicom Corporation
                           10 South Dearborn Street
                                 37/th/ Floor
                               Chicago, IL 60603
  (Name of company filing this statement and address of principal executive offices)
--------------------------------------------------------------------------------

                                 John W. Rowe
                Chairman, President and Chief Executive Officer
                              Unicom Corporation
                           10 South Dearborn Street
                                 37/th/ Floor
                               Chicago, IL 60603

                        _______________________________

     The Commission is requested to send copies of all notices, orders and communications in connection with this Application-Declaration to:


         Rebecca J. Lauer
         Vice President and General Counsel
         Unicom Corporation
         10 South Dearborn Street
         37/th/ Floor
         Chicago, IL 60603

         William J. Harmon
         Jones, Day, Reavis & Pogue
         77 West Wacker
         Suite 3500
         Chicago, IL 60601

                              Form U-1 Withdrawn
                              ------------------

The Form U-1 Application/Declaration filed June 9, 2000 with File No. 070-09689 (accession number 0000950131-00-003848) was inadvertently filed with the filer identified as Unicom Corporation (CIK 0000918040) and is hereby withdrawn. The appropriate filer is Exelon Corporation (CIK 0001109357).

                                    SIGNATURE

               Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicant has duly caused this Amendment to Application/Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:    June 12, 2000

--------------------------------------------------------------------------------

                                              Unicom Corporation

                                              By /s/ Rebecca J. Lauer
                                                ---------------------------
                                                Name:  Rebecca J. Lauer
                                                Title: Vice President and
                                                       General Counsel

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